[Schulte Roth & Zabel LLP Letterhead]









                              February 10, 2011


Old Mutual Absolute Return Fund, L.L.C.
c/o Larch Lane Advisors LLC
800 Westchester Avenue, S-618
Rye Brook, New York 10573


Ladies and Gentlemen:


     We have acted as special counsel to Old Mutual Absolute Return Fund, L.L.C. (the "Fund"), a limited liability company organized under the laws of the State of Delaware, in connection with the preparation and filing by the Fund with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the offer and sale of units of limited liability company interests of the Fund ("Units").

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. In this capacity, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and all such other agreements, certificates and documents of public officials, officers or representatives of the Fund and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for our opinion set forth below.

     We have assumed the legal capacity of natural persons executing or delivering any instrument, the genuineness of all signatures thereon, the authority of all persons executing such instruments on behalf of all parties thereto other than officers and other representatives of the Fund, the authenticity of all documents submitted to us as originals, the conformity to the original of all copies, facsimiles, photostatic or conformed copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Fund and others.

     Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that Units, when issued in the manner described in the prospectus contained in the Registration Statement (the "Prospectus"), will be validly issued, fully paid and non-assessable.

     We are attorneys licensed to practice only in the State of New York. The foregoing opinion is limited to the Federal laws of the United States and the Limited Liability


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Old Mutual Absolute Return Fund, L.L.C.
February 10, 2011
Page 2




Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to us as counsel to the Fund in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.




                                   Very truly yours,

                                   /s/ Schulte Roth & Zabel LLP